Exhibit 10.1

CONCEPTUS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

On August 11, 2004, Mark M. Sieczarek (“Executive”) and Conceptus, Inc., a Delaware corporation (the “Company”) entered into an Employment Agreement (the “Prior Agreement”).  The Company and Executive wish to amend and restate the Prior Agreement in its entirety, effective as of this 24th day of Dec, 2008, pursuant to the terms and conditions set forth in this Amended and Restated Employment Agreement (the “Agreement”).  Certain capitalized terms used in this Agreement are defined in Section 7 below.

RECITALS

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment with the Company and to motivate Executive to maximize the value of the Company in the event of a Change of Control for the benefit of its stockholders; and

WHEREAS, the Company and Executive intend that the Prior Agreement be superseded in all respects by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.                                       Term of Agreement.  The original effective date of the Prior Agreement was August 11, 2004 and the Prior Agreement had an initial term of three (3) years (such period, including any extensions pursuant to this Section 1, the “Term”).  Executive’s employment term was automatically renewed for one-year periods as of August 11, 2007 and August 11, 2008, and this Agreement shall continue to be automatically renewable for one-year periods on each August 11 thereafter, unless otherwise terminated pursuant to Section 5.  This Agreement may be terminated by either party, with or without cause, at the end of the then-current Term with six (6) months’ advance written notice to the other party.

2.                                       Duties.

(a)                                  Position.  Executive shall be employed as President and Chief Executive Officer of the Company.  In such capacity he shall have overall responsibility for the management of the Company and report to and be subject to the direction and control of the Company’s Board of Directors.  So long as Executive remains the Chief Executive Officer of the Company, and subject to the fiduciary duties of the Board of Directors as directors of the Company, Executive will be nominated to, and if elected by the stockholders of the Company, be a member of, the Company’s Board of Directors.

(b)                                 Obligations to the Company.  Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.  Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

3.                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.  The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by the Board of Directors of the Company and Executive.

4.                                       Compensation.  For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4.

(a)                                  Salary.  Executive shall receive an annual salary of $408,000 (the “Base Salary”).  Executive’s Base Salary will be payable biweekly pursuant to the Company’s normal payroll practices.  The Base Salary shall be reviewed annually by the Company’s Board of Directors or its Compensation Committee, and adjusted as necessary following such review, and any increase will be effective as of the date determined appropriate by the Board of Directors or its Compensation Committee and will thereafter be deemed a part of Base Salary for purposes of Sections 6(a) and 6(b) of this Agreement.

(b)                                 Bonuses.

(i)                                     Annual “Target” Bonus.  In addition to the Base Salary, for each fiscal year ending during the Term, Executive shall have the opportunity to earn an annual performance bonus (the “Annual Target Bonus”) in an amount up to 100% of Executive’s Base Salary, 75% of which will be cash and 25% of which will be an equity component, which may include stock options and restricted stock.  The exact amount and composition of the Annual Bonus will be determined by the Board of Directors or its Compensation Committee in consultation with Executive, based upon mutually agreed performance objectives, both personal and corporate.

(ii)                                  Additional Annual Incentive Bonus.  In addition to the Annual Bonus, Executive will be eligible for an additional incentive bonus of up to an additional 50% of Executive’s Base Salary in the event of Company performance a certain amount above such performance objectives, which will be determined by the Board of Directors or its Compensation Committee in consultation with the Executive, based upon mutually agreed performance objectives and may be cash, stock options or restricted stock, or some combination.

(c)                                  Option Acceleration Upon a Change of Control.  Subject to any additional acceleration of exercisability described in Section 6(a) below, upon a Change of Control (as defined in Section 7 below), the vesting and exercisability of each stock option, stock appreciation right, restricted stock award, restricted stock unit award or other equity-based award with respect to the Company’s securities held by Executive (collectively the “Equity Awards”) shall be automatically accelerated as to 100% of the then-unvested shares subject thereto at the time of the Change of Control.  The exercisability of each Equity Award which is a stock option or stock appreciation right shall be extended to a total of twelve (12) months from the date of such Change of Control (but in no event later than the date on which the right to exercise the Equity Award would have expired had Executive continued to be employed by the Company for the full term of such Equity Award).  The foregoing provision is hereby deemed to be a part of each such Equity Award and to supersede any contrary provision in any agreement relating thereto.

(d)                                 Additional Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.  Executive shall be eligible for vacation and sick leave in accordance with the policies in effect during the Term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.  In addition, the Company shall provide Executive, at the Company’s expense, with an annual physical examination, with Executive’s agreement that the doctor performing such examination shall provide a copy of the examination report to the Compensation Committee of the Board of Directors.

(e)                                  Reimbursement of Expenses.  Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

5.                                       Termination of Agreement. This Agreement may be terminated during its Term upon the occurrence of any of the following events:

(i)                                     The Company’s termination of Executive for Cause (as defined in Section 7 below) (“Termination for Cause”);

(ii)                                  The Company’s termination of Executive without Cause (as defined in Section 7 below), which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii)                               The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”); or

(iv)                              Executive’s death or Disability (as defined in Section 7 below).

6.                                       Severance Benefits.  Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 6:

(a)                                  Termination Following a Change of Control.

(i)                                     Involuntary Termination.  If Executive’s employment with the Company is terminated at any time within twenty-four (24) months after a Change of Control as a result of an Involuntary Termination, then Executive shall be entitled to receive the following severance and other benefits:

(A)                              Severance Pay.  During the Continuation Period, Executive shall be entitled to receive as severance an amount equal to the sum of (i) Executive’s Current Compensation that would otherwise have been payable during the Continuation Period if Executive’s service had not been terminated, plus (ii) an amount equal to fifty percent (50%) of Executive’s Base Salary for the fiscal year in which the termination occurs multiplied by three.  Such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary were paid immediately prior to termination of employment. In addition, during the Continuation Period, the Company shall continue to make available to Executive and Executive’s spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company on the date of such termination of employment, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program. For purposes of this Section 6(a)(i)(A), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than amounts as contemplated in this subsection A.

(B)                                Medical Benefits.  Executive may elect coverage for, and the Company shall reimburse Executive for, the amount of his premium payments, for group health coverage, if any, elected by the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that (1) such reimbursement shall not exceed $650.00 per month, and (2) Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums; provided, further, that (3) upon the earlier to occur of (x) the time that Executive no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980(B)(g)(1) of the Code) and (y) the date thirty-six (36) months following Executive’s termination, the Company’s obligations to reimburse Executive under this subsection (B) shall cease; provided, further, that if the Company’s obligations under this subsection (B) cease pursuant to clause (3)(x), the Company shall make a lump sum payment to Executive, on the date eighteen (18) months following Executive’s termination, equal to the product of the last monthly reimbursement paid to Executive pursuant to this subsection (B) multiplied by eighteen (18).

(C)                                Outplacement Services.  Executive shall be entitled to outplacement services at the Company’s expense, the actual cost of which is not to exceed $15,000, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of Executive’s termination of employment.  Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

(ii)                                  Voluntary Termination; Termination For Cause. If Executive’s employment with the Company is terminated at any time within twenty-four (24) months after a Change of Control as a result of a Voluntary Termination or Termination for Cause, then Executive shall not be entitled to receive payment of any severance benefits.  Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b)                                 Termination Apart from a Change of Control.

(i)                                     Involuntary Termination. If Executive’s employment with the Company terminates at any time prior to the occurrence of a Change of Control or after the 24-month period following the effective date of a Change of Control as a result of an Involuntary Termination, Executive will be entitled to receive the following severance and other benefits:

(A)                              Severance Pay.  The Company shall pay to Executive in an amount equal to (i) Executive’s Current Compensation (on a monthly basis) multiplied by eighteen (18), plus (ii) an amount equal to the cash portion of Executive’s Annual Target Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100% of budget or Plan) multiplied by one hundred fifty percent (150%). Such severance payment shall be paid in one lump sum thirty (30) days following the date of Executive’s Involuntary Termination. In addition, for a period of eighteen (18) months following Executive’s termination pursuant to this Section 6(b)(i)(A), the Company shall continue to make available to Executive and Executive’s spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company on the date of such termination of employment, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program. For purposes of this Section 6(b)(i)(A), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of amounts as contemplated in this subsection A.

(B)                                Medical Benefits. Executive may elect coverage for, and the Company shall reimburse Executive for, the amount of his premium payments, for group health coverage, if any, elected by Executive pursuant to COBRA; provided, however, that (1) such reimbursement shall not exceed $650.00 per month, and (2) Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums; provided, further, that (3) upon the earlier to occur of (x) the time that Executive no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980(B)(g)(1) of the Code) and (y) the date eighteen (18) months following Executive’s termination, the Company’s obligations to reimburse Executive under this subsection (B) shall cease.

(C)                                Outplacement Services.  For a period of eighteen (18) months following Executive’s termination pursuant to this Section 6(b)(i)(A), Executive shall be entitled to outplacement services at the Company’s expense, the actual cost of which is not to exceed $15,000.  Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

(D)                               Equity Award Acceleration.  The vesting and exercisability of each Equity Award shall be automatically accelerated as to the amount of the unvested shares subject thereto at the time of the Involuntary Termination which would have vested had the Executive remained employed by the Company for eighteen (18) months following the date of such Involuntary Termination. The foregoing provision is hereby deemed to be a part of each agreement evidencing an Equity Award and to supersede any contrary provision in any agreement relating thereto.

(ii)                                  Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated at any time prior to a Change of Control or after the 24-month period following the effective date of a Change of Control as a result of a Voluntary Termination (other than an Involuntary Termination, in which case Section 6(b)(i) will apply) or a Termination for Cause, then Executive shall not be entitled to receive payment of any severance or other benefits described in this Section 6.  Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

7.                                       Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                  “Cause” shall mean:

(i)                                     gross negligence or willful misconduct in the performance of Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries,

(ii)                                  Executive’s repeated unexplained or unjustified absence from the Company,

(iii)                               Executive’s material and willful violation of any federal or state law,

(iv)                              Executive’s commission of any act of fraud with respect to the Company, or

(v)                                 conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(b)                                 “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  a merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of Executive’s hire or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of those Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Continuation Period” shall mean, in the event of an Involuntary Termination within twenty-four (24) months after a Change of Control, the period of time commencing with termination of Executive’s employment in an Involuntary Termination during the Term of this Agreement and ending with the expiration of thirty-six (36) months following the date of Executive’s termination.

(e)                                  “Current Compensation” shall mean an amount equal to Executive’s Base Salary for the fiscal year of Executive’s termination.

(f)                                    “Disability” shall mean that Executive has been unable to perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ prior written notice by the Company of its intention to terminate

Executive’s employment.  In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment become effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(g)                                 “Involuntary Termination” shall mean either of the following which constitutes a Separation from Service:

(i)                               any termination by the Company (other than for Cause), or

(ii)                            Executive’s voluntary termination, upon thirty (30) days’ prior written notice to the Company, following (A) any reduction of Executive’s Base Salary (other than in connection with similar decreases of other similarly situated employees of the Company); (B) any material diminution in Executive’s title, perquisite, benefits or terms and conditions of employment; provided however, that if following a Change of Control, the Company becomes a division of or, a business unit of another corporation or other business entity and the Executive remains the Chief Executive Officer of the division or business unit comprised of the Company, such a change of the Executive’s title or terms and conditions of employment which would reflect these circumstances shall not be deemed to be a material diminution which would give rise, in and of itself, to Executive’s Involuntary Termination; or (C) Executive’s refusal to relocate to a location more than fifty (50) miles from the Company’s current location.

(h)                                 “Separation from Service” shall mean a separation from service within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h).

8.                                       Golden Parachute Excise Tax.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to Executive together with all other payments and the value of any benefit received or to be received by Executive:

(a)                                  constitute “parachute payments” within the meaning of Section 280G of the Code, and

(b)                                 but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits pursuant to the terms of this Agreement shall be payable either:

(i)                                     in full, or

(ii)                                  as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants serving immediately before the Hostile Takeover or Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to Executive and the Company.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.                                       Section 409A.

(a)                                  Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)                                 For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the compensation payments payable pursuant to this Agreement (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(c)                                  To the extent that any reimbursements payable pursuant to this Agreement are deemed deferred compensation subject to the provisions of Section 409A of the Code,  (i) any such reimbursements shall be paid to the Executive no later than December 31 of the year following the year in which the cost was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

10.                                 Confidentiality Agreement.  Executive has signed an Employment, Proprietary Information and Invention Assignment Agreement in the form attached as Exhibit A to the Prior Agreement that covers protection of the Company’s proprietary information and assignment of inventions (the “Confidentiality Agreement”).  Executive hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

11.                                 Noncompetition Covenant.  Executive hereby agrees that he shall not, during the Term of this Agreement and the Continuation Period, if applicable, without the prior written consent of the Company’s Board of Directors, carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the Term of this Agreement), nor engage in any other activities that conflict with Executive’s obligations to the Company.

12.                                 Nonsolicitation Covenant.  Executive hereby agrees that he shall not, during the Term of this Agreement and for twelve (12) months after the end of the Continuation Period, if applicable, do any of the following without the prior written consent of the Company’s Board of Directors:

(a)                                  Solicit Business.  Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b)                                 Solicit Personnel.  Solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company.

13.                                 Conflicts.  Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party.  Executive has not, and will not during the Term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

14.                                 Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this Section 14 or which becomes bound by the terms of this Agreement by operation of law.  The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.                                 Indemnification Agreement.  The Company and the Executive have entered into an Indemnification Agreement substantially in the form attached as Exhibit B to the Prior Agreement.

16.                                 Miscellaneous Provisions.

(a)                                  No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Sole Agreement.  This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, including the Prior Agreement.

(d)                                 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally, by facsimile or by a nationally recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.  Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communication by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.  Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(f)                                    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h)                                 Arbitration.   Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 16(h) shall not apply to the Confidentiality Agreement.

(i)                                     No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

(j)                                     Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(k)                                  Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a Section of this Agreement shall mean the corporation that actually employs Executive.

(l)                                     ADVICE OF COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

CONCEPTUS, INC.

By:	/s/ Gregory Lichtwardt

Title:	Executive Vice President

Address:

MARK M. SIECZKAREK

Signature:	/s/ Mark M. Sieczkarek

Address: